Exhibit 6.8

EXECUTION COPY

Lock-Up Agreement

THIS LOCK-UP AGREEMENT (the “Agreement”) is entered into as of December 27, 2017, to be effective June 6, 2017, 2017 (the “Effective Date”), by and between To The Stars Academy of Arts and Science Inc. (the “Corporation”) and Kari A. DeLonge (“Participant”).

WHEREAS, on June 6, 2017, the Corporation granted Participant an option to purchase shares of Common Stock or sold Participant restricted shares of Common Stock (the “Award”), pursuant to the terms and conditions of the To The Stars Academy of Arts and Science Inc. 2017 Stock Incentive Plan (the “Plan”) and the applicable grant documents evidencing the terms of such Award, including, to the extent applicable, the Notice of Exercise and Purchase Agreement that Participant must execute as a condition to exercise any Award of an option to purchase Common Stock under the Plan (“Award Documents”);

WHEREAS, in addition to the transfer restrictions set forth in the Plan, the Award Documents, or any other applicable agreement between the Corporation and Participant, the Corporation and the Participant desire to enter into this Agreement to restrict the Participant's sale of any shares of Common Stock issued to Participant pursuant to the Award in accordance with the terms set forth herein; and

WHEREAS, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan and the Award Documents, as applicable.

NOW, THEREFORE, the Corporation and Participant agree as follows:

1.           In exchange for ten dollars ($10) and for other good and valuable consideration, the receipt and sufficiency of which Participant hereby acknowledges, Participant agrees that, unless the Corporation consents in writing in its sole discretion, Participant shall not sell or otherwise transfer (other than a Permitted Transfer) any shares of Common Stock issued to Participant pursuant to the Award, except in the following instances:

(a)       In connection with a Change in Control in accordance with the terms of the agreement setting forth the terms of the Change in Control;

(b)       A sale to the Corporation in connection with the Corporation's right of first refusal and repurchase rights set forth in the Plan and the Award Documents; or

(c)       After the Common Stock is first registered under Section 12 of the 1934 Act and the shares of Common Stock and are listed and readily tradable on a national securities exchange or applicable over the counter public market.

2.           The restrictions set forth herein are in addition to any other restrictions on the shares of Common Stock the Participant receives pursuant to his or her Award under the Plan, including restrictions set forth in the Plan and the Award Documents and in any other contract between the Participant and the Corporation. In accordance with Section X of the Plan, in addition to other restrictions on transfer set forth therein, the Plan Administrator may require that Participant (or any successor in interest) execute a stockholders' agreement, with such terms as the Plan Administrator deems appropriate, with respect to any shares of Common Stock issued to Participant under the Plan.

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3.            Each person (other than the Corporation) to whom shares of Common Stock issued under the Plan are transferred by means of any Permitted Transfer must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Corporation that such person is bound by the provisions of this Agreement.

4.            No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

5.           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without resort to that state's conflict-of-laws rules.

6.            Participant hereby agrees to take whatever additional action and execute whatever additional documents the Corporation may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Participant or the Common Stock pursuant to the provisions of this Agreement.

7.            This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

8.            The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and upon Participant, Participant's permitted assigns and the legal representatives, heirs and legatees of Participant's estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof.

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IN WITNESS WHEREOF, the undersigned hereby execute this Agreement to be effective as of the Effective Date.

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

/s/ Thomas M. DeLonge
Thomas M. DeLonge, President

ACKNOWLEDGED AND AGREED:

/s/ Kari A. DeLonge
Kari A. DeLonge

Date:	12/29/17

Signature Page of Lock-up Agreement